As filed with the Securities and Exchange Commission on August 29, 1997
                         Registration No. 33-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  -------------

                            COMPLETE MANAGEMENT, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         New York                         8742                     11-3149119

      (State or Other           (Primary Standard Industrial    (I.R.S. Employer
Jurisdiction of Incorporation   Classification Code Number)      Identification
      or Organization)                                              Number)

                              254 West 31st Street
                               New York, NY 10001
                                 (212) 273-0600
               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)

                          -----------------------------

                       1995 Stock Option Plan, as amended
                               Consultant Options
                                Bonus Share Plan

                              Steven M. Rabinovici
                      Chairman and Chief Executive Officer
                            Complete Management, Inc.
                              254 West 31st Street
                               New York, NY 10001
                                 (212) 273-0600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                         -------------------------------

                                 with a copy to:

                            Stephen A. Zelnick, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                           450 Park Avenue, Suite 902
                            New York, New York 110022
                                 (212) 838-1177

                         CALCULATION OF REGISTRATION FEE


                                                                                      Proposed Maximum
          Title of Securities               Amount to be       Proposed Maximum      Aggregate Offering      Amount of
            to be Registered               Registered (1)   Offering Price Per Share        Price         Registration Fee
            ----------------               --------------   ------------------------        -----         ----------------
Common Shares (par value $.001
per share) issuable pursuant
to Options granted or to be
granted under the 1995 Stock
Option Plan, as amended (the
"Option Plan")

      Common Shares subject to
      options granted under
      the Option Plan (2)                     1,557,013             $11.95              $ 18,606,305         $5,638.27

      Common Shares isssuable
      pursuant to additional
      options that may be
      granted under the Option
      Plan (3)                                  142,987             $14.91              $  2,131,936         $  646.04


Common Shares issuable upon
exercise of Consultant Options (4)              245,000             $ 9.84              $  2,410,800          $ 730.54

Common Shares reserved for issuance
under the Bonus Share Plan (3)                   30,000             $14.91              $    447,300         $  135.55
                                            -----------                                 ------------         ---------
TOTAL                                         1,975,000                                 $ 23,596,341         $7,150.40


(1) Includes, in addition to the number of Common Shares stated above and pursuant to Rule 416, an indeterminate number of additional shares or rights which by reason of certain events specified in the 1995 Option Plan, as amended or in the Consultant Options (collectively the "Plans") become subject to the Plans.

(2) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $11.95 per share for outstanding options to purchase total of 1,557,013 Common Shares.

(3) Estimated in accordance with rule 457(c) and (h), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices reported on the American Stock Exchange on August 27, 1997, with respect to Shares available for grant under the 1995 Stock Option Plan, as amended, and Shares available for issuance under the Bonus Share Plan.

(4) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $9.84 per share for outstanding options to purchase of 245,000 Common Shares.

                            COMPLETE MANAGEMENT, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(i) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                            COMPLETE MANAGEMENT, INC.

          Cross Reference Sheet Pursuant to Regulation S-K, Item 501(b)


Form S-3 Item Number and Caption                       Location in Prospectus

1.  Forepart of the Registration Statement and
    Outside Front Cover................................Outside Front Cover

2.  Inside Front and Outside Back Cover Pages of
    Prospectus.........................................Inside Front and Outside
                                                       Back Cover Page

3.  Summary Information, Risk Factors and Ratio
    of Earnings to Fixed Charges.......................Risk Factors

4.  Use of Proceeds....................................Use of Proceeds

5.  Determination of Offering Price....................*

6.  Dilution...........................................*

7.  Selling Security-Holders...........................Selling Shareholders

8.  Plan of Distribution...............................Front Cover Page; Plan of
                                                       Distribution

9.  Description of Securities to be Registered.........*

10. Interests of Named Experts and Counsel.............*

11. Material Changes...................................*

12. Incorporation of Certain Information
    by Reference.......................................Incorporation of Certain
                                                       Documents by Reference
13. Disclosure of Commission Position of
    Indemnification....................................*



* Not applicable or answer is in the negative.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   PROSPECTUS

                            COMPLETE MANAGEMENT, INC.

                              879,792 COMMON SHARES

         This Prospectus may be used by certain persons (the "Selling Shareholders") who may be deemed to be affiliates of Complete Management, Inc., a New York corporation (the "Company"), to sell Common Shares, par value $.001 per share, of the Company (the "Common Shares"), which have been acquired or will be acquired by the Selling Shareholders pursuant to the exercise of all or any portion of certain stock options granted pursuant to the Company's 1995 Stock Option Plan, as amended (the "Option Plan"), or of certain options granted to consultants and agents of the Company (the "Consultant Options"), (the Option Plan and Consultant Options are referred to together as the "Plans"). It is anticipated that the Selling Shareholders will offer Common Shares for sale at prevailing prices on the American Stock Exchange or on other principal Stock Exchanges or National Market Quotation Systems on the date of sale. All proceeds from any sale of such Common Shares will inure to the benefit of the Selling Shareholders. The Company will receive none of the proceeds from the sale of the Common Shares which may be offered hereby, but may receive funds upon the exercise of stock options pursuant to which the Selling Shareholders will acquire the Common Shares covered by this Prospectus, which funds, if any, will be used by the Company for working capital. All expenses of the registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by individual Selling Shareholders will be borne by such Selling Shareholders.

         The Common Shares are listed and traded on the American Stock Exchange under the symbol CMI. On August 12, 1997, the last reported sale price was 15 3/4 per share.

         SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is August 29, 1997

         No person has been authorized to give any information or make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

         No action has been or will be taken in any jurisdiction by the Company or the Selling Shareholders that would permit a public offering of the Common Shares or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Selling Shareholders to inform themselves about and to observe any restrictions as to the offering of the Common Shares and the distribution of this Prospectus.

                              AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1993, as amended (the "Securities Act"), with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Shares, reference is made to such Registration Statement, including the exhibits and schedules thereto. The statements contained in this Prospectus as to the contents of any document filed as an exhibit are of necessity brief descriptions thereof and are not necessarily complete; each such statement is qualified in its entirety by reference to such document. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company can be obtained from the SECs Web site at: http://www.sec.gov. Such reports, proxy and information statements can also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents heretofore filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference, except as superseded or modified herein:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

         3. The Company's Current Report on Form 8-K with respect to an event occurring on June 17, 1997; and

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

         5. The description of the Common Shares contained in the Company's Registration Statement on Form 8-A (Registration No. 0-27260), registering such shares pursuant to Section 12 of the Exchange Act including any amendment or report updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Shares shall be deemed to be incorporated in and made a part of this Prospectus by reference from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon oral or written request, the Company will provide without charge a copy of any document incorporated in this Prospectus by reference, exclusive of exhibits (unless such exhibits are specifically incorporated by reference into such documents), to each person, including any beneficial owner, to whom this Prospectus is delivered. Requests for such documents should be directed to Complete Management, Inc., 254 West 31st Street, New York New York 10001, Attention: Joseph Scotti, Corporate Secretary, telephone: (212) 273-0600.

                                   THE COMPANY

         The Company provides physician practice management services, including network services, to physicians and hospitals in the densely populated New York Metropolitan Area, including Long Island, the Hudson Valley region and portions of New Jersey and Connecticut. Since June 1997, the Company has also operated the largest preferred provider organization ("PPO") in the State of New Jersey. At June 30, 1997 the Company provided a full range of services to 150 physicians, more limited services, primarily billing and collection, transcription and temporary staffing, to approximately 1,100 physicians and 32 hospitals and PPO network services to 8,000 physicians and 120 hospitals in New Jersey and, to a lesser extent, New York and Connecticut.

         The Company was incorporated in New York on December 30, 1992 and commenced operations on April 1, 1993. Its principal executive offices are located at 254 West 31st Street, New York, New York 10001 and its telephone number is (212) 273-0600.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Shares offered hereby.

         Dependence on Principal Client. Substantially all, 65% and 38% of the net revenues of the Company in 1995, 1996 and the six months ended June 30, 1997 were earned under management contracts with Greater Metropolitan Medical Services ("GMMS"). A substantial part of the growth in the Company's business is a direct result of the growth of the GMMS medical practice. The continued vitality of the GMMS medical practice is subject to numerous risks, including the loss of its key medical personnel, malpractice claims and liability for failure to comply with applicable regulations. There is no assurance that GMMS will continue to operate successfully. For the six months ended June 30, 1997 owner physician payroll and entity income at GMMS showed net income of $720,000, as compared to a loss of $1,125,000 in calendar 1996. A failure by GMMS to operate successfully, could jeopardize GMMS' ability to pay management fees to the Company. Moreover, although the two management services agreements between the Company and GMMS covering all management services, other than billing and collection, expire June 2025 and July 2001, respectively (with a provision for the automatic extension of the latter agreement in five year intervals at the option of the Company), there is no assurance that the Company and GMMS will continue to maintain a productive working relationship. The founder of GMMS is a founder and principal shareholder of the Company.

         Ratios of Debt to Net Tangible Book Value. At June 30, 1997, the Company had a net tangible book value of $132 million and its ratio of total debt to net tangible book value was $2.68 to 1 If the Company experiences unanticipated costs, write-offs of investments or other assets or operating or other losses, the Company's leverage could increase. Such increased leverage (i) could adversely affect the ability of the Company to obtain additional financing in the future for working capital, capital expenditures or other purposes, should it need to do so, (ii) will require that a substantial portion of the Company's cash flow from operations be dedicated to debt service, (iii) could place the Company at a competitive disadvantage, if it is more highly leveraged than its competitors, and (iv) could make the Company more vulnerable to a downturn in its business.

         Dependence on Third-Party Payor Reimbursements; Possible Decreases in Reimbursement Rates. For the year ended December 31, 1996, approximately 30% and 18% of the revenues of GMMS came from no-fault insurance carriers and workers' compensation insurers, respectively. Payments from these sources generally have long collection cycles. The Company's engagement by GMMS is based, in part, on its belief in the Company's receivables collection skills and its ability to collect such payments for them as expeditiously as feasible. If the laws and regulations establishing these third-party payors are amended, rescinded or overturned with the effect of eliminating this system of payment reimbursement for injured parties, the ability of the Company to market its management services to GMMS and other clients with similar practices could be adversely affected. To the extent that the medical practices receiving the Company's services are dependent on third-party payors, changes in such payors' policies that reduce reimbursement rates could impair clients' ability to pay management fees to the Company.

         Risk of Lower Margins. Certain services offered by the Company are provided in accordance with fee schedules based on the Company's estimate of the cost of providing these services. Such fee schedules are not readily subject to modification. Accordingly, an unanticipated increase in costs, such as those for personnel, space, equipment or capital, would have a substantial and adverse impact on the Company's operating margins and net income. There is no assurance that the Company's actual costs will not exceed its estimated costs. Both the professional fees earned by hospitals and medical practices and the cost of providing non-medical services to them vary substantially with the nature of the medical activities undertaken, the effectiveness of the medical services provided, the location of the hospital or medical practice and numerous other factors. Further, there is no assurance that the Company's future business relationships will provide margins comparable to those currently earned under existing agreements.

         Inability to Collect or Delay in Collecting Management Fees. Collection by the Company of its management fees may be adversely affected by the uncollectibility of its clients' medical fees from third-party payors (including workers' compensation insurers, no-fault insurance carriers, no-fault payment pool, Medicare and commercial insurers) or by the long collection cycles for those receivables, even though clients of the Company are liable for the Company's fees regardless of whether they receive payment for their medical services. The Company has historically deferred collecting amounts owed to it when its clients have experienced delays in collecting from third-party payors. The requirements of many third-party payors regarding claims submission are detailed and complex and payments may be delayed or refused if the payors' requirements are not complied with in full. Many third-party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims, refuse, as matter of business practice, to pay claims unless submitted to arbitration. It is the Company's experience that insurance carriers delay payment of claims until just prior to the arbitration hearing. The Company's management has determined, based on actual results, industry factors, and GMMS' historical collection experience prior to its association with the Company, that this entire collection process generally spans a period averaging approximately three years. As a result, the Company requires more capital to finance its receivables than do businesses with shorter receivable collection cycles. Further, third-party payors may reject medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceed such payor's allowable fee standards. The Company is generally prepared to take all legally available steps, including arbitration, to collect the receivables generated by its clients, whether owned by the Company or by the client. Nevertheless, some of those receivables may be uncollectible if third-party payors determine that the Company's clients performed medically unnecessary procedures, charged excessive fees for procedures, or completed claim forms improperly. The inability of the Company's clients to collect their receivables could adversely affect their ability to pay the Company's fees.

         Inability to Collect Loans to Clients. The Company has provided financing to GMMS and other clients, either through loans or the purchase of receivables, to open or renovate offices, acquire medical practices, add medical specialties and acquire diagnostic imaging and other equipment. When the Company makes loans to its clients it generally takes a security interest in the assets of such clients (including receivables not otherwise assigned to the Company) to secure repayment. Inasmuch as clients' receivables may also secure payment to the Company of any unpaid management fees from such clients, there is a risk that its clients will be unable to repay such loans on a timely basis, if at all, and, in any such event, that the Company's security interest in its clients' receivables will be inadequate to repay both the loan obligations and other amounts due to the Company.

         Inability to Effect Expansion Strategy. The Company's expansion strategy includes increasing the number and type of medical practices to which it provides management services in its current market, other areas in New York State and selected other markets including New Jersey, and securing contracts on behalf of its clients with managed care organizations. The Company intends to identify primary care and specialty medical practices to be acquired by existing clients or to become clients of the Company, possibly in conjunction with the Company's purchase of certain fixed assets and/or accounts receivable of such medical practice. There is no assurance, however, that suitable medical practices will be identified which are either willing to be acquired or to contract for the management services offered by the Company. Moreover, there is no assurance that the Company can expand its business outside the New York Metropolitan Area or into other states. In order to operate effectively in new locations, the Company must achieve acceptance in the local market and, in order to operate in other states, the Company must adapt its procedures to each such state's regulatory requirements and systems.

         Management of Growth and Expansion. The Company is undergoing substantial growth. This growth places significant demands on the Company's management, and its technical, financial and other resources. To manage its growth effectively, the Company must maintain a high level of operational quality and efficiency, continue to enhance its operational, financial and management systems and expand, train and manage its management and staff. The Company has only limited experience in simultaneously providing physician practice management services to several practices. To execute its growth strategy, the Company plans to significantly increase the number of physician practices under management. There can be no assurance that the Company will be able to manage growth effectively, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations and the price of the Common Shares.

         Cost Containment and Reimbursement Trends. Government and private third-party payors are seeking to contain healthcare costs by imposing lower reimbursement and higher utilization rates and negotiating reduced payment schedules with service providers. One method for achieving this objective has been the use of a resource-based relative value scale ("RBRVS") payment methodology for physician services implemented by the federal government through the Medicare program. The RBRVS began to cover certain physician services in 1992 and was fully phased in on December 31, 1996. RBRVS is a fee schedule that pays similarly situated physicians the same amount for the same services, with certain geographical and other adjustments. The RBRVS is adjusted each year, and is subject to increases or decreases at the discretion of Congress. RBRVS has reduced payment rates for certain of the procedures historically provided by the physician groups managed by the Company. RBRVS-type of payment systems have also been adopted by certain private third-party payors and may become a predominant fee for service payment methodology. Widespread implementation of such RBRVS-type programs could reduce payments by third-party payors. Rates paid by many private third-party payors, including those that provide Medicare supplemental insurance, are based on the physician and hospital's usual and customary charges which are generally higher than Medicare payment rates. A decrease in the number of privately insured patients seen by the practices managed by the Company could cause the revenues of such practices to decrease and in turn adversely affect the Company's results of operations. Thus, there can be no assurance that the Company's revenues from its relationship with such affiliated physicians will be sufficient to achieve or maintain profitability. The Company believes that cost containment trends will continue to result in a reduction from historical levels in per-patient revenue for medical practices. Further reductions in payments to physicians or other changes in reimbursement for healthcare services could have an adverse effect on the Company's operations. There can be no assurance that the effect of any or all of these changes in third-party reimbursement could be offset by the Company through cost reductions, increased volume, introduction of new services and systems or otherwise.

         Risks Associated with Capitated Fee Arrangements. Physicians and other healthcare providers are, increasingly, being asked to provide professional services on a risk-sharing or capitated basis. Under these arrangements, the healthcare provider often receives a predetermined amount per patient per month in exchange for providing specified services to patients covered by the arrangement. Such arrangements pass the economic risk of providing care from the payor to the provider. Capitation fee arrangements are relatively new but are rapidly becoming important in the New York marketplace. While the growth of such arrangements could result in greater predictability of revenues for those clients of the Company who enter into such arrangements, it may create new risks and uncertainties for the profitability of these clients and their ability to pay the Company's management fees. Additionally, the Company may be required to negotiate capitated fee arrangements for its clients to maintain their competitive position in the marketplace. There can be no assurance that the Company will be able to negotiate satisfactory arrangements for its clients or be able to provide the service of negotiating such arrangements at commercially reasonable rates. To the extent that medical practice clients have reduced profitability as a result of capitated fee arrangements there can be no assurance that the Company will be able to derive sufficient revenues from its relationships with such clients to maintain profitability or sustain its current level of operations.

         Government Regulation. The healthcare industry is highly regulated by numerous laws and regulations at the federal, state and local levels. Regulatory authorities have broad discretion to interpret and enforce these laws and promulgate corresponding regulations. Violations of these laws and regulations (as determined by agencies or judicial authorities) may result in substantial criminal and/or civil penalties and disqualification from participation in Medicare, Medicaid and other payor programs. The Company believes that its current operations are in material compliance with these laws and regulations and the structure of the Company's relationships with its medical practice and hospital clients (including GMMS, the Company's principal medical practice client, whose 95% shareholder, Dr. Lawrence Shields, is a founder and principal shareholder of the Company) is similar in material respects to that of many firms in the physician practice management industry. Nevertheless, the laws and regulations in this area are extremely complex and subject to changing interpretation, many aspects of the Company's business and business opportunities have not been the subject of federal or state regulatory review or interpretation, and the Company has neither obtained nor applied for an opinion of any regulatory or judicial authority that its business operations are in compliance with applicable laws and regulations. Thus, there is no assurance that the Company's operations have been in compliance at all times with all such laws and regulations. Nor is there assurance that a court or regulatory authority will not determine that the Company's past, current or future operations (including the purchase and lease-back of client assets, the provision of financing to new or existing clients, the purchase of client accounts receivable and, if appropriate, the granting of an equity interest in the Company to a client) violate applicable laws or regulations. If the Company's interpretation of the relevant laws and regulations is inaccurate, the Company's business and its prospects could be materially and adversely affected. For example, if the Company were determined to be a diagnostic and treatment center or engaged in the corporate practice of medicine, it could be found guilty of criminal offenses and be subject to substantial civil penalties, including fines, and an injunction preventing continuation of its business. The following are among the laws and regulations that affect the Company's operations and development activities: Corporate Practice of Medicine; Fee Splitting; Self-Referral Laws; Anti-Kickback and Anti-Trust Laws; Certificates of Need; Regulation of Diagnostic Imaging Facilities; No-Fault Insurance and Workers' Compensation. In addition, the federal government and New York State are considering numerous new laws and regulations that, if enacted, could result in comprehensive changes to the health industry and the payment for, and availability of, healthcare services.

         Many aspects of the laws and regulations that cover the Company's operations and relationships have not been definitively interpreted by regulatory authorities. Regulatory authorities have broad discretion concerning how these laws and regulations are interpreted and how they are enforced. The Company may, therefore, be subject to lengthy and expensive investigations of its business operations or to prosecutions which may have uncertain merit, by a variety of state and federal governmental authorities. If the Company or any of its physician or hospital clients were found by an agency or judicial authority to be in violation of these laws and regulations, the Company could be subject to criminal and/or civil penalties, including substantial fines, injunctive relief and disqualification from participation in Medicare, Medicaid and other payor programs. Such developments could limit the Company's ability to provide or could restrict or make unprofitable some of the services the Company provides to its clients, generally.

         Forward-Looking Information. In connection with certain past acquisitions and the entry into long-term physician practice management agreements the Company has disclosed expected additions to its revenues from such transactions. Such revenue forecasts are forward-looking information and as such are inherently subject to risk and uncertainty. Important factors, including the risk factors set forth herein, could cause the Company's actual results from these transactions to differ materially and adversely from the projections, or the additional revenues from these transactions could be offset by a diminution of other revenues. Accordingly, there can be no assurance that the Company will achieve the projected revenues, or, if attained, what effect such revenues will have on the Company's net earnings or earnings per share.

         Dependence upon Key Personnel. The Company is dependent upon the expertise and abilities of its management, including its Chairman and Chief Executive Officer, Steven Rabinovici. The loss of the services of Mr. Rabinovici or other key members of management could have a material adverse effect on the business of the Company. The Company is also indirectly dependent on Dr. Lawrence W. Shields and other senior physicians at GMMS, whose loss could adversely affect GMMS' practice and the financial condition and results of operations of the Company. The Company is the beneficiary of key man insurance policies on the lives of Steven M. Rabinovici and Dr. Lawrence W. Shields in the amounts of $2,000,000 and $10,000,000, respectively.

         Competition. The medical practice management field is highly competitive. A number of large hospitals in New York State and elsewhere have acquired medical practices and this trend is expected to continue. The Company expects that more competition will develop, in part as a result of its having demonstrated that management companies can operate in the highly regulated New York environment. Potential competitors include large hospitals and a number of public corporations operating through a regional or national network of offices that have greater financial and other resources than the Company.

         Technological Obsolescence. Both the software and hardware used by the Company in connection with the services it provides have been subject to rapid technological change. Although the Company believes that its technology can be upgraded as necessary, the development of new technologies or refinements of existing technology could make the Company's existing equipment obsolete. Although the Company is not currently aware of any pending technological developments that would be likely to have a material adverse effect on its business, there is no assurance that such developments will not occur. In order to maintain management efficiencies and quality of service provided to its clients the Company is seeking to develop, with the use of outside consultants, new management information systems, including physician practice management software both for its internal use and use by it and its clients in managing the professional service and business aspects of their practices, respectively. New software products used in these systems may contain errors or defects, especially when first introduced, and such errors or defects could have a direct material adverse effect upon the Company's business, operating results and financial condition or as indirect material adverse effect thereon as a result of damage or harm to its clients' medical practices occasioning loss of client relationships or reduced revenues.

         Liability to Clients' Patients and Others; Insurance. If misdiagnoses are made by the Company's clients using equipment furnished by the Company or if clients' patients or operating personnel suffer injury as a result of using such equipment or if persons are injured on premises leased by the Company to its clients, liability claims could be filed by such client or patient, as the case may be, against the Company. Further, any substantial liability incurred by a client not covered by insurance could impair that client's ability to pay management fees to the Company. While the Company seeks to protect itself from liability claims both by requiring that its clients carry substantial medical malpractice and other liability insurance and by carrying its own general liability insurance, there is no assurance that such insurance would be adequate to fund such claims or that the insurance companies would not find a basis to deny coverage.

         Limitation of Director Liability. The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its Shareholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the New York Business Corporation Law. Thus, under certain circumstances, neither the Company nor the Shareholders will be able to recover damages even if directors take actions which harm the Company.

         Dividends. The Company has not paid any dividends and does not currently anticipate paying cash dividends in the future. There can be no assurance that the Company will ever pay cash dividends.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Common Shares by the Selling Shareholders, but may receive funds upon the exercise of stock options pursuant to which the Selling Shareholders will acquire Common Shares covered by this Prospectus, which funds, if any, will be used by the Company for working capital.

                              SELLING SHAREHOLDERS

         The Common Shares covered by this Prospectus are being registered for reoffers and resales by Selling Shareholders of the Company who may acquire such Common Shares pursuant to the exercise of stock options granted under the Plans. The Selling Shareholders named on the following table may resell all, a portion, or none of the Common Shares that they acquire pursuant to the exercise of stock options under the Plans.

         Key employees deemed to be "affiliates" of the Company who acquire registered Common Shares under the Plans may be added to the Selling Shareholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus filed pursuant to Rule 424(c) under the Securities Act. An "affiliate" is defined in Rule 144 under Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company".

         The following table sets forth information with respect to the number of Common Shares beneficially owned by each of the Selling Shareholders as of August 12, 1997. The address of each Selling Shareholder is c/o Complete Management, Inc., 254 West 31st Street, New York, New York 10001.

                                                                    NUMBER OF SHARES
NAME OF SELLING SHAREHOLDER AND           NUMBER OF SHARES             COVERED BY             SHARES BENEFICIALLY OWNED
   POSITION WITH THE COMPANY           BENEFICIALLY OWNED (1)       THIS PROSPECTUS             AFTER THE OFFERING (2)
--------------------------------       ----------------------       ---------------            -----------------------
                                                                                               NUMBER       PERCENTAGE
                                                                                               ------       ----------
  Steven M. Rabinovici
  Chairman and Chief Executive
   Officer                                  460,126 (3)                 100,000               360,126             3.3%

                                                                    NUMBER OF SHARES
NAME OF SELLING SHAREHOLDER AND           NUMBER OF SHARES             COVERED BY             SHARES BENEFICIALLY OWNED
   POSITION WITH THE COMPANY           BENEFICIALLY OWNED (1)       THIS PROSPECTUS             AFTER THE OFFERING (2)
--------------------------------       ----------------------       ---------------            -----------------------
                                                                                               NUMBER       PERCENTAGE
                                                                                               ------       ----------
  David R. Jacaruso
  Vice Chairman, President and
   Director                                 407,452 (4)                 100,000               307,452             2.8%

  Arthur L. Goldberg
  Senior Executive Vice President,
   Chief Operating Officer, Chief           100,500 (5)                 100,000                   500              *
   Financial Officer and
   Director

  Robert Keating
  Senior Executive, Vice
   President, Director of Opera-
   tions - Medical Legal Services           150,000 (6)                 150,000                     0              *

  Dennis Shields
  Executive Vice President and
   Director                                 572,212 (7)                 100,000               472,212             4.4%

  Joseph M. Scotti
  Executive Vice President and
   Secretary                                 92,523 (8)                  50,000                42,523              *

  Dennis W. Simmons
  Executive Vice President -
   Practice Development and
   Managed Care                             100,000 (9)                 100,000                     0              *

  Kenneth Theobalds
  Executive Vice President -
   Workers' Compensation                     25,000 (10)                 25,000                     0              *

  Claire Cardone
  Vice President                            137,337 (11)                 30,000               107,337              1%

  Richard DeMaio
  Vice President - Operations                39,843 (12)                 30,000                 9,843

  John T. Dooley
  Vice President and Chief
   Information Officer                       50,000 (13)                 50,000                     0              *

  Kenneth S. Schwartz, M.D.
  Vice President - Medical Affairs           46,722 (14)                  4,792                41,930              *

  Steven Cohn
  Director                                   24,021 (15)                 20,000                 4,021              *

  Joseph Tocci
  Director                                   25,501 (16)                 20,000                 5,501              *

*Less than 1% of the outstanding Common Shares.

(1) Includes Common Shares subject to options which have not yet vested and therefore are not exercisable within 60 days of the date hereof, although such Common Shares are not "beneficially" owned within the meaning of Section 13(d) of the Exchange Act.

(2) Based upon 10,743,829 Common Shares outstanding as of August 12, 1997 plus in the case of each Selling Shareholder assuming that all Common Shares covered by this Prospectus are sold and that no additional shares are purchased or sold by any Selling Shareholder.

(3) Includes 100,000 shares issuable upon exercise of options. Also includes 235,126 shares held by his son Jeffrey.

(4) Includes 100,000 shares issuable upon exercise of options. Also includes shares held by his wife, Marie Graziosi and shares held as custodian for his minor children, Cara Elizabeth and David Francis.

(5) Includes 100,000 shares issuable upon exercise of options.

(6) Consists of 150,000 shares issuable upon exercise of options.

(7) Includes 100,000 shares issuable upon exercise of options.

(8) Includes 50,000 shares issuable upon exercise of options.

(9) Consists of 100,000 shares issuable upon exercise of options.

(10) Consists of 25,000 shares issuable upon exercise of options.

(11) Includes 30,000 shares issuable upon exercise of options.

(12) Includes 30,000 shares issuable upon exercise of options.

(13) Consists of 50,000 shares issuable upon exercise of options.

(14) Includes 4,792 shares issuable upon exercise of options.

(15) Includes 20,000 shares issuable upon exercise of options.

                            COMPLETE MANAGEMENT, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART II


         ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference, except as superseded or modified herein:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

         3. The Company's Current Report on Form 8-K with respect to an event occurring on June 17, 1997; and

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

         5. The description of the Company's Common Shares, contained in the Company's Registration Statement on Form 8-A (Registration No. 0-27260) registering such shares pursuant to Section 12 of the Exchange Act including any amendment or report updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the termination of the offering of Common Shares shall be deemed to be incorporated in and made a part of this Prospectus by reference from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Upon oral or written request, the Company will provide without charge a copy of any document incorporated in this Prospectus by reference, exclusive of exhibits (unless such exhibits are specifically incorporated by reference into such documents), to each person, including any beneficial owner, to whom this Prospectus is delivered. Requests for such documents should be directed to Complete Management, Inc., 254 West 31st Street, New York New York 10001,
Attention: Joseph Scotti, Corporate Secretary, telephone (212) 273-0600

         ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

         ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Legal matters in connection with the issuance of Common Shares offered hereby have been passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP. Members of the firm beneficially own an aggregate of 83,094 Common Shares.

         ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 722 and 723 of the New York Business Corporation Law grant to the Company the power to indemnify the officers and directors of the Company as follows:

         (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type of kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

         (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         Payment of indemnification other than by court award is as follows:

         (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

         (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

                  (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be; or

                  (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

                           (A) By the board upon the opinion in writing of
independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer; or

                           (B) By the shareholders upon a finding that the
director or officer has met the applicable standard of conduct set forth in such sections.

                           (C) Expenses incurred in defending a civil or
criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as, and to the extent, required by paragraph (a) of section 725.

         The Company's certificate of incorporation provides as follows:

         SIXTH: The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

         EIGHTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Business Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has no met the standards of conduct which make it permissible under the Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its Shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its Shareholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of Shareholders or disinterested directors or otherwise.

         (d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

         ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

         ITEM 8.  INDEX TO EXHIBITS

         The following Exhibits are filed as part of this Registration
Statement.

         Exhibit No.      Description
         -----------      -----------

         4.1              Certificate of Incorporation of the Registrant (*)

         4.2 Certificate of Amendment to Certificate of Incorporation of Registrant filed on December 1, 1995 (*)

         4.3              1995 Stock Option Plan of Registrant (*)

         4.4 Amendment to 1995 Stock Option Plan approved by Registrant's Shareholders on July 16, 1997

         4.5              Form of Consultant Options

         4.6              Bonus Share Plan

         4.7              Form of Bonus Share Awards

         5.1 Opinion of Morse, Zelnick, Rose & Lander, LLP regarding legality of Securities

         23.1             Consent of Arthur Andersen, LLP

         23.2 Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)

         24               Power of Attorney (included on Signature Page)

(*) Incorporated by reference to the Registrant's Registration Statement on Form S-1 No.-97894.

         ITEM 9.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                                    (i) To include any prospectus require d by
                  Section 10(a)(3) of the Securities Act;

                                    (ii) To reflect in the prospectus any facts
                  or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                    (iii) To include any material information
                  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any section, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on this 27th day of August 1997.

                                          COMPLETE MANAGEMENT, INC.


                                      By: /S/ Steven Rabinovici
                                          -------------------------
                                          Steven Rabinovici
                                          Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Complete Management, Inc., hereby severally constitute and appoint Arthur L. Goldberg and Stephen A. Zelnick, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Complete Management, Inc. to comply with the provisions of the Securities Act, and all requirements of the Commission, hereby ratifying and confirming our signatures, as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on August 27, 1997 by the following persons in the capacities indicated.


Signature                                   Title
---------                                   -----


/S/ Steven Rabinovici                       Chairman and Chief Executive
-------------------------
Steven Rabinovici

/S/ David R. Jacaruso                       Director
-------------------------
David R. Jacaruso

/S/ Arthur L. Goldberg                      Chief Financial Officer and Director
-------------------------
Arthur L. Goldberg

/S/ Dennis Shields                          Director
-------------------------
Dennis Shields

/S/ Steven Cohn                             Director
-------------------------
Steven Cohn

/S/ Steven A. Hirsh                         Director
-------------------------
Steven A. Hirsh

/S/ Joseph S. Tocci                         Director
-------------------------
Joseph S. Tocci

                                INDEX TO EXHIBITS


         The following Exhibits are filed as part of this Registration
Statement.


         Exhibit No.    Description
         -----------    -----------

         4.1            Certificate of Incorporation of the Registrant (*)

         4.2 Certificate of Amendment to Certificate of Incorporation of Registrant filed on December 1, 1995 (*)

         4.3            1995 Stock Option Plan of Registrant (*)

         4.4 Amendment to 1995 Stock Option Plan approved by Registrant's Shareholders on July 16, 1997

         4.5            Form of Consultant Options

         4.6            Bonus Share Plan

         4.7            Form of Bonus Share Awards

         5.1 Opinion of Morse, Zelnick, Rose & Lander, LLP regarding legality of Securities

         23.1           Consent of Arthur Andersen, LLP

         23.2 Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)

         24             Power of Attorney (included on Signature Page)


(*) Incorporated by reference to the Registrant's Registration Statement on Form S-1 No.-97894.